Exhibit 99.2

Biographical Information

Jim Greenwell, age 40, joined ACE*COMM in November 2006 as President. Prior to coming to ACE*COMM, Mr. Greenwell was senior vice president of LCC International, a global leader in voice and data design, deployment and management solutions for the wireless telecommunications industry, from 2000 to 2006. Mr. Greenwell was a managing director of Markowitz and McNaughton from 1997 to 2000 before moving to LCC; and was previously a reengineering/change management consultant with Coopers and Lybrand; among other positions. Mr. Greenwell began his career as a military intelligence officer in the U.S. Army; and holds a MBA from the Darden School of Business.

George Jimenez has been Chairman of the Board of Directors since 1983. He was appointed the Chief Executive Officer of the Company in 1996 and served as President from 1983 to September 1999 and again from October 2006 until Mr. Greenwell joined the organization. Mr. Jimenez has also served as the Company’s Treasurer from 1983 to present.

Paul Casner is currently an independent business management consultant; and has served on ACE*COMM’s Board since 1983. In April 2005, he retired from DRS Technologies, where he was Executive Vice President and Chief Operating Officer since June 2000. Mr. Casner was Executive Vice President of Operations of DRS from December 1998 to May 2000; and President of DRS Electronic Systems Group from 1994 to 1998. Mr. Casner was the Chairman and Chief Executive Officer of Technology Applications & Service Company (“TAS”) from March 1991 to September 1993; and held executive positions with other several other firms (including ACE*COMM’s predecessor company from 1979 to 1983) before joining TAS.